Exhibit 10.3.2

Modification #2 (“Modification”)
to Original Equipment Manufacturing and License Agreement
dated July 31, 2008 (“OEM Agreement”) between
Logitech Inc as assignee of LifeSize Communications, Inc., (“Lifesize”) and Avistar Communications Corporation (“Avistar”)
Modification Effective Date:  September 20, 2011

Whereas, Avistar wishes to receive a single, upfront license and maintenance fee payment of $3,400,000.00 for the licenses and maintenance obligations granted under the OEM Agreement in lieu of the License and Maintenance Fees and Minimum Purchase requirements for Years 3, 4 and 5 for up to a total of 22,000 OEM Products sold by LifeSize; and

Whereas, LifeSize believes that it will sell less than a total of 22,000 OEM Products by July 31, 2012;

Whereas, Avistar wishes to limit the maintenance obligations under the OEM Agreement to two years from the Modification Effective Date; and

Whereas, LifeSize wishes to make such payment in exchange for a paid up license to the Avistar Licensed Patents and agrees to two years of maintenance;

Now, therefore, the parties agree to modify the OEM Agreement as expressly noted below.  Except as so modified, all terms, conditions and provisions of the OEM Agreement shall remain unchanged, in full force and effect

1.	Modifications to Section 3(a)of the OEM Agreement: Section 3(a) of the OEM Agreement is hereby deleted in its entirety and replaced with the following:

License Fees.  LifeSize shall pay Avistar the License Fee set forth in Exhibit B-3.

2.
Supplement of Exhibit B (Price Schedule):  Exhibit B-2 is hereby deleted in its entirety and replaced with B-3.  Unless otherwise expressly agreed in the attached B-3, all provisions of all previous versions of Exhibit B are considered replaced in their entirety by Exhibit B-3.  Exhibit B-3 shall become effective on the Modification Effective Date.  There shall be no retroactivity of pricing for orders placed before the Modification Effective Date.

3.	Deletion of Obligations of Sections 4(a) and 4(c). Sections 4(a) 4(c) are hereby deleted in their entirety.

4.
Limitation of Obligations of Section 4(d) of the OEM Agreement:  The Support Obligations of Avistar outlined in Section 4(d) of the OEM Agreement shall cease two years from the Modification Effective Date set forth above.  At that time, Avistar shall have no support obligations for the LifeSize OEM Products.

5.
The Parties agree that this Modification may be executed in counterparts and transmitted electronically, via facsimile or .pdf email attachment and the electronic copy or facsimile shall be considered equivalent to a signed hardcopy original when signed by both Parties in the space provided below.

BY: Logitech Inc.	BY: Avistar Communications Corporation

/s/ Michael Lovell	/s/ Robert F. Kirk
Name/Title: Michael Lovell, CFO LifeSize Division	Name/Title: Robert F. Kirk, Chief Executive Officer

Exhibit B-3

PRICE SCHEDULE

License and Maintenance Fee:

LifeSize shall pay Avistar a single license fee of $3,400,000.00 by September 30, 2011.  In the event that LifeSize sells more than 22,000 OEM Products then it shall pay Avistar the per unit License Fees for the OEM Products as set forth below for each OEM Product sold over the 22,000 unit threshold.

For each Ampato Product license sold or otherwise transferred to an End User or Distributor, LifeSize shall pay a per seat/user license fee of $58 (“License Fee”) and an annual maintenance fee of $10 (“Maintenance Fee”) for the first year of use.  In addition, if LifeSize is able to sell annual maintenance contracts for LifeSize OEM Products for periods beyond an End User’s first year of use, LifeSize shall be obligated to pay Avistar $10 for each such annual maintenance contract for a LifeSize OEM Product for periods beyond an End User’s first year of use that is sold by LifeSize.  Except as specified in the previous sentence, LifeSize shall not be required to pay any Maintenance Fee for periods beyond the End User’s first year of use.